Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, President
January 20, 2023	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.

ANNOUNCES COMPLETION OF MERGER WITH CITIZENS BANCSHARES CO.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri” or the “Company,” NASDAQ: SMBC), parent company of Southern Bank, Poplar Bluff, Missouri, announced that its merger with Citizens Bancshares Co. (“Citizens”), Kansas City, Missouri, was completed today. Citizens was the parent company of Citizens Bank & Trust Company, which has become a subsidiary of Southern Missouri effective with the closing of the merger.

Following the completion of the merger, Southern Missouri now operates 65 banking facilities in Missouri, Kansas, Illinois, and Arkansas. Greg Steffens, Chairman and Chief Executive Officer of Southern Missouri, commented, “We are very pleased to welcome the team members and valued customers of Citizens Bank & Trust Company to our Southern Bank family. We are looking forward to participating in the continued growth of the excellent communities they call home, including the Kansas City metropolitan area, and Citizens’ strong core deposit base will be a meaningful addition to our funding mix.”

In conjunction with the merger, William Young, President of Citizens Bank & Trust Company, has joined the boards of directors of Southern Missouri and Southern Bank. “We at Citizens are pleased and excited to become a part of the Southern Bank family and the team here looks forward to serving our customers with the advantage of their size, number of branches, and diverse package of products and services to offer our clients. At the same time, our merger will allow Southern Bank to offer trust services to their existing customer base, and significantly grow their wealth management group. I am excited about joining the Board of Directors of Southern Missouri Bancorp and Southern Bank,” said Mr. Young.

As a result of the merger, each share of Citizens common stock held immediately prior to completion of the merger is being exchanged for 1.1755 shares of Southern Missouri common stock or $54.93 in cash (as adjusted based on Citizens’ capital and the total number of shares outstanding immediately prior to closing) at the election of the shareholders, subject to the proration and allocation procedures set forth in the merger agreement. Cash will be paid in lieu of any fractional shares of Southern Missouri common stock. Southern Missouri paid approximately $131.4 million in merger consideration, comprised of stock and cash at a 74:26 ratio.

At December 31, 2022, Citizens reported total consolidated assets of $973 million, including loans, net, of $463 million, and deposits of $838 million. On a pro forma basis, the combined entity will hold assets of approximately $4.4 billion, including loans, net, of $3.4 billion, and deposits of $3.8 billion.

The firm of Stinson LLP served as legal advisor to Citizens, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri. D.A. Davidson served as financial advisor to Citizens and Piper Sandler served as financial advisor to Southern Missouri.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to diﬀer materially from the forward-looking statements, including: expected cost savings, synergies and other beneﬁts from Southern Missouri's merger and acquisition activities, including this acquisition and Southern Missouri's other acquisitions, might not be realized within the anticipated time frames or at all, and costs or diﬃculties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or ﬁnancial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; ﬂuctuations in interest rates and in real estate values; monetary and ﬁscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives aﬀecting the ﬁnancial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-oﬀs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-eﬀective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; ﬂuctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely aﬀect our business; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing.

Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could diﬀer from those contained in such statements, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.